Exhibit 5.2

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-1001

Main Tel +1 212 506 2500
Main Fax +1 212 262 1910
July 26. 2023	www.mayerbrown.com

Nano-X Imaging Ltd Communication Center Neve Ilan, Israel 9085000

Re: Nano-X Imaging Ltd

Ladies and Gentlemen:

We have acted as special counsel to Nano-X Imaging Ltd, a company organized under the laws of the State of Israel (the “Company”), in connection with the offer and sale by the Company of 2,142,858 ordinary shares, par value NIS 0.01 per share, of the Company (“Ordinary Shares”) and warrants to purchase up to 2,142,858 Ordinary Shares (the “Warrants”), pursuant to the terms of a securities purchase agreement dated as of July 23, 2023 (the “Purchase Agreement”), by and between the Company and the purchasers party thereto, and that certain placement agency agreement, dated as of July 23, 2023 (the “Placement Agency Agreement”), by and between the Company and A.G.P./Alliance Global Partners, as placement agent.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined the Registration Statement on Form F-3, No. 333-271688 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended to date, the Purchase Agreement, the Placement Agency Agreement and the Warrants.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to copies. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Warrants are a legally binding obligation of the Company under the laws of the State of New York.

This opinion letter has been prepared for use in connection with the Registration Statement. We are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. Our opinion is based on laws as in effect on the date hereof and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion as an exhibit 5.2 to a Report on Form 6-K to be filed by the Company with the Commission in connection with the closing of the transactions under the Purchase Agreement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP